Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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:
In re	:	Chapter 11
:
LodgeNet Interactive Corporation, et al., (1)	:	Case No. 13 – 10238 (SCC)
:
Debtors.	:	(Jointly Administered)
:
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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER

(I) APPROVING THE DEBTORS’ (A) DISCLOSURE STATEMENT

PURSUANT TO SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY

CODE, (B) PREPETITION SOLICITATION OF VOTES AND VOTING

PROCEDURES, AND (C) FORM OF BALLOTS, AND (II) CONFIRMING

THE AMENDED PLAN OF REORGANIZATION OF LODGENET INTERACTIVE
CORPORATION, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

LodgeNet Interactive Corporation and its affiliated debtors in the above-referenced cases, as debtors and debtors in possession (collectively, the “Debtors”), having proposed and filed (A) the Amended Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, dated January 26, 2013 and filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on January 27, 2013 (as may be modified or supplemented, including by the Plan Supplement (as defined below), the “Plan”) (2) [ECF No. 4], a copy of which is annexed hereto as Exhibit A, and that certain supplement to the Plan, dated and filed with the Bankruptcy Court on February 26, 2013 (as the documents contained therein have been or may be further amended or

(1)   The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are:  LodgeNet Interactive Corporation (1161), LodgeNet StayOnline, Inc. (3232), On Command Corporation (5194), The Hotel Networks, Inc. (4919), On Command Video Corporation (8458), Puerto Rico Video Entertainment Corporation (6786), Virgin Islands Video Entertainment Corporation (6611), Spectradyne International, Inc. (9353), LodgeNet Healthcare, Inc. (0337), Hotel Digital Network, Inc. (7245), and LodgeNet International, Inc. (2811).

(2)   Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.  The rules of construction in section 102 of the Bankruptcy Code shall apply to this Order.

supplemented, the “Plan Supplement”) [ECF No. 158] and (B) the Disclosure Statement for the Debtors’ Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated January 4, 2013 and filed with the Bankruptcy Court on January 27, 2013 (the “Disclosure Statement”) [ECF No. 5]; and the Bankruptcy Court having entered the Order (A) Scheduling Combined Hearing on Adequacy of Disclosure Statement and Prepetition Solicitation Procedures and Confirmation of Plan, (B) Establishing Procedures for Objecting to Disclosure Statement, Solicitation Procedures, and Plan, (C) Approving Form, Manner, and Sufficient of Notice of the Combined Hearing and Commencement of these Chapter 11 Cases, (D) Directing Deferral of Section 341(a) Meeting Until Confirmation of the Plan, (E) Establishing Procedures for Objecting to Possible Assumption and Proposed Cure of Executory Contracts and Unexpired Leases, (F) Authorizing Debtors to File the Notice Affidavits of Service Partially Under Seal, and (G) Granting Related Relief [ECF No. 54] (the “Scheduling Order”) on January 29, 2013, which, (i) scheduled a combined hearing (the “Combined Hearing”) on the adequacy of the Disclosure Statement and solicitation procedures utilized in connection with the prepetition solicitation of votes to accept or reject the Plan (the “Solicitation Procedures”) and confirmation of the Plan, (ii) established procedures for objecting to the Disclosure Statement, Solicitation Procedures, and the Plan, (iii) approved the form, manner, and sufficiency of notice of the Combined Hearing, commencement of these chapter 11 cases, and the scheduling and deferral of the meeting of creditors and equity holders pursuant to section 341(a) of the Bankruptcy Code (the “Section 341(a) Meeting”) until confirmation of the Plan, (iv) directed that the Section 341(a) Meeting was deferred until confirmation of the Plan and need not be convened unless the Plan was not confirmed within sixty (60) days after the Petition Date (as defined below), (v) established procedures for noticing of, and objecting to, the Debtors’ possible assumption and proposed cure of executory contracts and unexpired leases, (vi) authorized the Debtors to file the Notice Affidavits of Service partially under seal, and (vii) granted related relief; and an appropriate ballot for voting on the Plan (the “Ballot”), in the form attached as Exhibit D to the motion to approve the Solicitation Procedures [ECF No. 6], having been duly transmitted to holders of Claims in compliance with the Solicitation Procedures set forth in the Scheduling Order; and Ballots having been tabulated in the manner set forth in the Certification of James Sean McGuire of KCC With Respect to the Tabulation of Ballots on the Plan of Reorganization of LodgeNet Interactive Corporation, et al., Under Chapter 11 of the Bankruptcy Code, dated March 4, 2013 [ECF No. 191] (the “Voting Certification”), and in compliance with the applicable provisions of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), Amended Procedural Guidelines for Prepackaged Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York, as amended, effective December 1, 2009 (as adopted by General Order M-387) (the “Guidelines”), the Scheduling Order, and all other applicable laws, rules, and regulations; and the Combined Hearing having been held before the Bankruptcy Court on March 7, 2013 after due and sufficient notice was given to (i) all of the Debtors’ known creditors and equity interest holders, (ii) the Office of the U.S. Trustee for Region 2; (iii) the Securities and Exchange Commission; (iv) counsel for any official committee appointed in these cases; (v) counsel for Gleacher Products Corp. (the “Administrative Agent”), administrative agent under the Credit Agreement, dated as of April 4, 2007, among LodgeNet Interactive Corporation, the Administrative Agent, and the lenders party thereto; (vi) counsel to Colony Capital, LLC (“Colony Capital”); (vii) the Internal Revenue Service; (viii) any parties to any contracts with the Debtors, taxing and environmental authorities applicable to the Debtors and any other party, in each case, as to whom Purchaser Representative requested the Debtors provide the Combined Notice; (ix) all other entities required to be served under Bankruptcy Rules 2002 and 3017 (collectively, the “Notice Parties”); and (x) all other parties-in-interest in accordance with the Scheduling Order, the Guidelines, the Bankruptcy Code, the Bankruptcy Rules, and Local Rules, in each case established by the affidavits of service, mailing, and/or publication filed with the Bankruptcy Court, including (1) the Affidavit of Service of James Sean McGuire of KCC regarding Notice of Commencement of Chapter 11 Bankruptcy Cases of LodgeNet Interactive Corporation and Certain Affiliates, Summary of Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, and Notice of Combined Hearing on (I) Adequacy of the Disclosure Statement and Solicitation Procedures and (II) Confirmation of Plan of Reorganization and Related Matters, dated January 31, 2013 [ECF No. 67], (2) the Affidavit of Service of James Sean McGuire of KCC regarding Notice of Commencement of Chapter 11 Bankruptcy Cases of LodgeNet Interactive Corporation and Certain Affiliates, Summary of Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, and Notice of Combined Hearing on (I) Adequacy of the Disclosure Statement and Solicitation Procedures and (II) Confirmation of Plan of Reorganization and Related Matters, dated January 31, 2013 [ECF No. 68], (3) the Supplemental Affidavit of Service of Jennifer Grageda of KCC regarding Notice of Commencement of Chapter 11 Bankruptcy Cases of LodgeNet Interactive Corporation and Certain Affiliates, Summary of Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, and Notice of Combined Hearing on (I) Adequacy of the Disclosure Statement and Solicitation Procedures and (II) Confirmation of Plan of Reorganization and

Related Matters, dated February 11, 2013 [ECF No. 97], (4) the Supplemental Affidavits of Service of James Sean McGuire of KCC regarding Notice of Commencement of Chapter 11 Bankruptcy Cases of LodgeNet Interactive Corporation and Certain Affiliates, Summary of Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, and Notice of Combined Hearing on (I) Adequacy of the Disclosure Statement and Solicitation Procedures and (II) Confirmation of Plan of Reorganization and Related Matters, dated February 25, 2013 and February 28, 2013 [ECF Nos. 149 and 182], (5) the Supplemental Affidavits of Service of Gil Hopenstand of KCC regarding Notice of Commencement of Chapter 11 Bankruptcy Cases of LodgeNet Interactive Corporation and Certain Affiliates, Summary of Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, and Notice of Combined Hearing on (I) Adequacy of the Disclosure Statement and Solicitation Procedures and (II) Confirmation of Plan of Reorganization and Related Matters, dated February 25, 2013 and February 28, 2013 [ECF Nos. 150, 151, and 189], (6) the Affidavit of Publication of Albert Fox of KCC in The Wall Street Journal regarding Notice of Commencement of Chapter 11 Bankruptcy Cases of LodgeNet Interactive Corporation and Certain Affiliates, Summary of Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, and Notice of Combined Hearing on (I) Adequacy of the Disclosure Statement and Solicitation Procedures and (II) Confirmation of Plan of Reorganization and Related Matters, dated February 1, 2013 [ECF No. 86], and (7) the Affidavit of Publication of Linda Schulte of KCC in the Argus Leader regarding Notice of Commencement of Chapter 11 Bankruptcy Cases of LodgeNet Interactive Corporation and Certain Affiliates, Summary of Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, and Notice of Combined Hearing

on (I) Adequacy of the Disclosure Statement and Solicitation Procedures and (II) Confirmation of Plan of Reorganization and Related Matters, dated February 6, 2013 [ECF No. 87] (collectively, the “Notice Affidavits”), and such notice being sufficient under the circumstances and no further notice being required; and due notice of the Plan Supplement having been given to (i) the Notice Parties and (ii) other parties in interest in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, and the Solicitation Procedures, as established by the Affidavit of Service of Gil Hopenstand of KCC regarding Plan Supplement, dated March 4, 2013 [ECF No. 190]; and such filing and notice thereof being sufficient under the circumstances and no further notice being required; and based upon and after full consideration of the entire record of the Combined Hearing, including (A) the Disclosure Statement, the Plan (including the Plan Supplement), the Voting Certification, (B) the Debtors’ memorandum of law, dated March 5, 2013, in support of confirmation of the Plan, (C) the Declaration of Mark Weinsten in support of confirmation of the Plan, dated March 5, 2013 (the “Weinsten Declaration”), (D) the Declaration of Frank Elsenbast in support of confirmation of the Plan, dated March 5, 2013 (the “Elsenbast Declaration”) and the proffer of additional testimony of Frank Elsenbast, and (E) the Notice Affidavits; and the Bankruptcy Court being familiar with the Disclosure Statement and the Plan and other relevant factors affecting the Debtors’ chapter 11 cases; and the Bankruptcy Court being fully familiar with, and having taken judicial notice of, the entire record of the Debtors’ chapter 11 cases; and upon the arguments of counsel and the evidence proffered and adduced at the Combined Hearing; and the Bankruptcy Court having found and determined that the Disclosure Statement should be approved and the Plan should be confirmed as reflected by the Bankruptcy Court’s rulings made herein and at the Combined Hearing; and after due deliberation and sufficient cause appearing therefore; the Bankruptcy

Court hereby FINDS, DETERMINES, AND CONCLUDES that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.                                    Findings and Conclusions.  The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.                                    Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)).  The Bankruptcy Court has jurisdiction over the Debtors’ chapter 11 cases pursuant to 28 U.S.C. § 1334.  Approval of the Disclosure Statement and confirmation of the Plan are core proceedings pursuant to 28 U.S.C. § 157(b) and this Bankruptcy Court has jurisdiction to enter a final order with respect thereto.  The Debtors are eligible debtors under section 109 of the Bankruptcy Code.  Venue is proper before this Bankruptcy Court pursuant to 28 U.S.C. §§ 1408 and 1409.  The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

C.                                    Chapter 11 Petitions.  On January 27, 2013 (the “Petition Date”), each Debtor commenced with this Bankruptcy Court a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”).  The Debtors are authorized to continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed pursuant to section 1104 of the Bankruptcy Code.  No statutory committee of unsecured creditors has been appointed pursuant to section 1102 of the Bankruptcy Code.  Further, in accordance with an order of this Bankruptcy Court, the Debtors’ cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).

D.                                    Judicial Notice.  The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court, including(3) all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases.

E.                                     Burden of Proof.  The Debtors have the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.  Each Debtor has met such burden.

F.                                      Adequacy of Disclosure Statement.  The Disclosure Statement (a) contains adequate information of a kind generally consistent with the disclosure requirements of all applicable non-bankruptcy law, including the Securities Act of 1933, as amended (the “Securities Act”), (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and (c) is approved in all respects.

G.                                    Prepetition Solicitation.  Prior to the Petition Date, the Debtors, through their solicitation agent, KCC, caused the Plan (excluding the Plan Supplement), the Disclosure Statement, and the Ballot (collectively the “Solicitation Packages”), to be transmitted and served in compliance with sections 1125 and 1126 of the Bankruptcy Code, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Guidelines, the Scheduling Order, all other applicable provisions of the Bankruptcy Code, and all other applicable rules,

(3)   For avoidance of doubt, as used in this Confirmation Order, the word “including” means “including, without limitation.”

laws, and regulations applicable to such solicitation.  The Solicitation Packages were transmitted to holders of Claims in Class 2 (Prepetition Lender Claims) — the only Class of Claims entitled under the Plan to vote to accept or reject the Plan — commencing on January 4, 2013.  See Affidavit of Service of Gil Hopenstand of KCC regarding Solicitation Packages, dated February 6, 2013 [ECF No. 85].  The form of the Ballot adequately addressed the particular needs of these Chapter 11 Cases and was appropriate for holders of Claims in Class 2 (Prepetition Lender Claims).  The instructions on the Ballots advised parties that for a Ballot to be counted, the Ballot would have to be properly completed, signed, and returned so that it was actually received by KCC by no later than 5:00 p.m. (Prevailing Pacific Time) on February 4, 2013 (the “Voting Deadline”).  The period during which the Debtors solicited acceptances to the Plan was a reasonable period of time for holders to make an informed decision to accept or reject the Plan.  The Debtors were not required to solicit votes from the holders of Claims in Class 1 (Priority Non-Tax Claims), Class 3 (Other Secured Claims), Class 4 (General Unsecured Claims), and Class 5 (Intercompany Claims), and Interests in Class 6 (Interests in Subsidiary Debtors) (collectively, the “Unimpaired Classes”), as each such class is unimpaired under the Plan.  The Debtors also were not required to solicit votes from the holders of Interests in Class 7 (Series B Preferred Interests in LodgeNet Interactive) and Class 8 (Interests in LodgeNet Interactive) (together, the “Non-Voting Impaired Classes”) as such Classes receive no recovery under the Plan and are deemed to reject the Plan.  As described in and as evidenced by the Voting Certification and the Notice Affidavits, the transmittal and service of the Plan, the Disclosure Statement, and the Ballot (all of the foregoing, the “Solicitation”) were timely, adequate and sufficient under the circumstances and no other or further notice was or shall be required.  The Solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, and any other applicable rules, laws, and regulations.  The Debtors, Colony Capital, the Purchasers, the Administrative Agent, the Consenting Lenders, the DIP Lenders, the DIP Agent, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents and their respective attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons, the Reorganized Debtors, and any and all affiliates, members, managers, shareholders, partners, employees, attorneys and advisors of the foregoing are entitled to the protection of section 1125(e) of the Bankruptcy Code.

H.                                   Mailing and Publication of Combined Notice.  On or before January 31, 2013, the Debtors caused to be mailed the Notice of Commencement of Chapter 11 Bankruptcy Cases of LodgeNet Interactive Corporation and Certain Affiliates, Summary of Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, and Notice of Combined Hearing on (I) Adequacy of the Disclosure Statement and Solicitation Procedures and (II) Confirmation of Plan of Reorganization and Related Matters (the “Combined Notice”) to all (a) the Notice Parties and (b) other parties in interest in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, and the Solicitation Procedures, and published the Combined Notice in The Wall Street Journal and the Argus Leader on February 1, 2013.  See Notice Affidavits [ECF Nos. 67, 68, 86, 87, 97, 149, 150, 151, 182 and 189].  The Debtors have given proper, adequate, and sufficient notice of the Combined Hearing, as required by Bankruptcy Rule 3017(a) and (d).  Proper, adequate, and sufficient notice of the Disclosure Statement, Plan, and the deadlines for filing objections to the

Disclosure Statement and Plan has been given to all known holders of Claims and Interests and all Notice Parties, substantially in accordance with the Solicitation Order and Guidelines.  No other or further notice was or shall be required.

I.                                        Tabulation Results.  On March 4, 2013, the Debtors filed the Voting Certification [ECF No. 191] certifying the method and results of the Ballot tabulation for Class 2 (Prepetition Lender Claims).  As of the Voting Deadline, 100% in amount and 100% in number of holders of claims in Class 2 (Prepetition Lender Claims) that voted on the Plan by the Voting Deadline voted to accept the Plan, which is 94.13% in amount and 88.7% in number of holders of all Allowed Claims in Class 2.  Accordingly, pursuant to the requirements of section 1126 of the Bankruptcy Code, the Bankruptcy Court finds that Class 2 (Prepetition Lender Claims) accepted the Plan.  All procedures used to tabulate the Ballots were fair, reasonable, and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, and all other applicable rules, laws, and regulations.

J.                                        Joint Chapter 11 Plan.  The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being nonseverable and mutually dependent on the Plan for each other Debtor.

K.                                   Plan Supplement.  On February 26, 2013, the Debtors filed the Plan Supplement, which includes, among other things, the substantially final forms of the Amended Organizational Documents, a list of the initial officers and directors of each of the Reorganized Debtors, a schedule of rejected executory contracts and unexpired leases, and the Procedures Agreement (as defined herein).  The Plan Supplement was subsequently amended on March 5, 2013 [ECF No. 203].  All such materials comply with the terms of the Plan, and the filing and notice of such documents is good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Guidelines, the Scheduling Order, and all other applicable rules, laws, and regulations, and no other or further notice is or shall be required.

L.                                     Modifications of the Plan.  Following the distribution of the Disclosure Statement to holders of Claims in Class 2 (Prepetition Lender Claims) in connection with the solicitation of votes on the Plan, but before the Plan was filed with the Court, the Plan was modified to (i) correct the Allowed Amount of the Prepetition Lender Claims and the amount of the Exit Term Loan (from $346,400,000 plus accrued and unpaid interest as provided in the Plan to $346,406,541.55 plus accrued and unpaid interest as provided in the Plan, and provide that such amount is subject to increase by up to $350,000 if any amounts are drawn on issued and outstanding letters of credit prior to the Effective Date), and (ii) clarify that holders of Allowed General Unsecured Claims will receive post-petition interest on their Claims, as required by the Bankruptcy Code.  Modifications made to the Plan since the Solicitation complied in all respects with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and the provisions of the Investment Agreement and the Plan Support and Lock-Up Agreement.

M.                                 Administrative Expense Claims.  The Debtors maintain accurate books and records of all amounts owed for goods and services provided to the Debtors postpetition.

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

N.                                    Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016, the Plan is dated and identifies the Debtors as proponents, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

(a)                                 Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Expense Claims, Fee Claims (Section 2.2 of the Plan), Priority/Secured Tax Claims, and DIP Claims, which need not be classified, Sections 3 and 4 of the Plan classify eight (8) Classes of Claims and Interests for each of the Debtors.  The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Interests.  The Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(b)                                 Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Sections 3 and 4 of the Plan specify that holders of Claims in Class 1 (Priority Non-Tax Claims), Class 3 (Other Secured Claims), Class 4 (General Unsecured Claims), and Class 5 (Intercompany Claims) and holders of Interests in Class 6 (Interests in Subsidiary Debtors) are unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

(c)                                  Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Sections 3 and 4 of the Plan designate holders of Claims in Class 2 (Prepetition Lender Claims), and holders of Interests in Class 7 (Series B Preferred Interests in LodgeNet Interactive) and Class 8 (Interests in LodgeNet Interactive) as impaired within the meaning of section 1124 of the Bankruptcy Code and specify the treatment of the Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

(d)                                 No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

(e)                                  Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan, including the various documents and agreements set forth in the Plan Supplement, provide adequate and proper means for the implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including (i) all corporate action as set forth more fully in Section 5 of the Plan, (ii) the issuance of New Common Stock and warrants to purchase New Common Stock, (iii) the use of proceeds of the transaction set forth in the Investment Agreement, (iv) the entry into a settlement with DIRECTV pursuant to the Procedures Agreement (as defined below), (v) the entry into the Exit Term Loan and Exit Revolver, (vi) the satisfaction of the obligations outstanding under, and termination of, the DIP Loan Agreement, (vii) the cancellation of existing securities and agreements, (viii) the expiration of the terms of the current members of the board of directors, and (ix) the release of any Lien securing any Secured Claim except as otherwise specifically provided in the Plan with respect to Class 2 (Prepetition Lender Claims) and Class 3 (Other Secured Claims).

(f)                                   Non-Voting Equity Securities / Allocation of Voting Power (11 U.S.C. § 1123(a)(6)).  The amended certificate of incorporation of LodgeNet Interactive, which is included in the Plan Supplement, prohibits the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code, and authorizes the issuance of one (1) class of common stock (the New Common Stock).  Pursuant to the Plan, only the New Common Stock and warrants to purchase the New Common Stock are being issued.  The issuance of the New Common Stock and warrants to purchase the New Common Stock complies with section 1123(a)(6) of the Bankruptcy Code.  The amended certificate of incorporation of

LodgeNet Interactive and the certificates of incorporation of the remaining Debtors, all of which are included in the Plan Supplement, satisfy the provisions of the Bankruptcy Code and include, among other things, a provision prohibiting the issuance of non-voting equity securities.  On the Effective Date, the board of directors of each Reorganized Debtor shall be deemed to have adopted the restated bylaws for such Reorganized Debtor.

(g)                                  Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  Section 5.9(b) of the Plan contain provisions with respect to the selection of directors and officers of the Reorganized Debtors that are consistent with the interests of creditors, equity security holders, and public policy.  The Plan Supplement includes the list of directors and officers that will be appointed on the Effective Date, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

(h)                                 Impairment/Unimpairment of Classes of Claims and Interests (11 U.S.C. § 1123(b)(1)).  Pursuant to Sections 3 and 4 of the Plan, (a) holders of Claims in Class 2 (Prepetition Lender Claims), and Interests in Class 7 (Series B Preferred Interests in LodgeNet Interactive) and Class 8 (Interests in LodgeNet Interactive) are impaired; and (b) holders of Claims in Class 1 (Priority Non-Tax Claims), Class 3 (Other Secured Claims), Class 4 (General Unsecured Claims), and Class 5 (Intercompany Claims), and Interests in Class 6 (Interests in Subsidiary Debtors) are unimpaired, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

(i)                                     Assumption and Rejection (11 U.S.C. § 1123(b)(2)).  Section 8.1 of the Plan governing the assumption and rejection of executory contracts and unexpired leases meets the requirements of section 365(b) of the Bankruptcy Code.

(j)                                    Modification of Rights (11 U.S.C. § 1123(b)(5)).  In accordance and in compliance with section 1123(b)(5) of the Bankruptcy Code, the Plan properly modifies the rights of holders of Claims in Class 2 (Prepetition Lender Claims).  The Plan also leaves unaffected the rights of holders of Claims in Class 1 (Priority Non-Tax Claims), Class 3 (Other Secured Claims), Class 4 (General Unsecured Claims), and Class 5 (Intercompany Claims).

(k)                                 Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).  The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(l)                                     Debtors Are Not Individuals (11 U.S.C. § 1123(c)).  The Debtors are not individuals and, accordingly, section 1123(c) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

(m)                             Cure of Defaults (11 U.S.C. § 1123(d)).  Section 8.3 of the Plan provides for the satisfaction of default claims associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  All Cure amounts will be determined in accordance with the underlying agreements and applicable bankruptcy and non-bankruptcy law.  Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

O.                                    The Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors have complied with the applicable provisions of the Bankruptcy Code.  Specifically:

(a)                                 Each of the Debtors is an eligible debtor under section 109 of the Bankruptcy Code;

(b)                                 The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

(c)                                  The Debtors have complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126(b), the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, applicable non-bankruptcy law, and all other applicable laws, rules, and regulations in transmitting the Plan, the Plan Supplement, the Disclosure Statement, the Ballots, and related documents and notices and in soliciting and tabulating the votes on the Plan.

P.                                      Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Plan (including the Investment Agreement, the Procedures Agreement (as defined herein), the DIRECTV Agreement, the Exit Loan Agreement, and the Exit Revolver Agreement contemplated thereunder, and all documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, and the record of the Combined Hearing and other proceedings held in these Chapter 11 Cases.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates and to effectuate a successful reorganization of the Debtors.  Each of the Plan (including all documents necessary to effectuate the Plan), the Investment Agreement, the Definitive Documents, and the Plan Support and Lock-Up Agreement were negotiated in good faith and at arms’ length among representatives of the Debtors, Colony Capital, the Purchasers, the DIP Agent, the DIP Lenders, the Administrative Agent, and the Prepetition Lenders, and their respective professionals, and the Debtors, Colony Capital, and the Purchasers, as well as the individual signatories to the Plan Support and Lock-

Up Agreement, support confirmation of the Plan.  Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arms’ length, are consistent with sections 105, 1122, 1123(b)(6), 1123(b)(3)(A), 1129, and 1142 of the Bankruptcy Code, and are each integral to the Plan, supported by valuable consideration, and necessary for the Debtors’ successful reorganization.

Q.                                    Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).

(a)                                 Any payment made or to be made by the Debtors for services or for costs and expenses of the Debtors’ professionals in connection with their Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

(b)                                 As part of the negotiated terms on which the DIP Agent, the Administrative Agent, and the Purchaser Representative and its affiliates agreed to proceed with the consensual, restructuring reflected in the Plan, the Debtors have agreed to pay, without any requirement to file any proof of claim, retention application, fee application, or other application in these Chapter 11 Cases, the reasonable and documented fees (including transaction fees) and expenses incurred by such parties as set forth in the Investment Agreement and the Plan.

R.                                    Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.  The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtors after confirmation of the Plan have been fully disclosed to the extent such information is available, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Interests in the Debtors and with public policy.  As set forth in the Plan Supplement, upon and following the Effective Date, the new board of directors of Reorganized LodgeNet Interactive (the “New Board”) shall be comprised of the following members:  Michael Ribero, Richard Nanula, Joshua Grode, Aleksandr Shapiro, Edward Shapiro, and Pedro Verea.  Each member of the new boards of directors for each of the Reorganized Subsidiary Debtors and each member of the New Board will serve in accordance with the terms and subject to the conditions of the amended certificates of incorporation and bylaws, and other relevant organizational documents, each as applicable.  The identity of the post-Effective Date officers of each of the Reorganized Debtors is set forth in the Plan Supplement.

S.                                      No Rate Changes (11 U.S.C. § 1129(a)(6)).  The Plan does not provide for rate changes by any of the Reorganized Debtors.  Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

T.                                     Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis provided in the Disclosure Statement and other evidence proffered or adduced at the Combined Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

U.                                    Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  Class 1 (Priority Non-Tax Claims), Class 3 (Other Secured Claims), Class 4 (General Unsecured Claims), Class 5 (Intercompany Claims), and Class 6 (Interests in Subsidiary Debtors) are Classes of unimpaired

Claims or Interests that are conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code.  Class 2 (Prepetition Lender Claims) has voted to accept the Plan in accordance with sections 1126(b) and (c) of the Bankruptcy Code, without regard to the votes of insiders of the Debtors.  Holders of Interests in Class 7 (Series B Preferred Interest in LodgeNet Interactive) and Class 8 (Interests in LodgeNet Interactive) are impaired by the Plan and are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that holders of Interests in Class 7 (Series B Preferred Interest in LodgeNet Interactive) and Class 8 (Interests in LodgeNet Interactive) are impaired and are deemed to have rejected the Plan.

V.                                    Treatment of Administrative Expense Claims, Priority/Secured Tax Claims, DIP Claims and Other Priority Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Allowed Administrative Expense Claims pursuant to Section 2.1 of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code.  The treatment of Priority Non-Tax Claims pursuant to Section 4.1 of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code.  The treatment of Priority/Secured Tax Claims pursuant to Section 2.3 of Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.  The treatment of DIP Claims pursuant to Section 2.4 of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code.  On and after the Effective Date, (i) all Allowed Administrative Expense Claims (including Restructuring Expenses), Priority Non-Tax Claims, and Priority/Secured Tax Claims shall be paid in the ordinary course of business of the Reorganized Debtors as set forth in the Plan and this Confirmation Order, subject to parties’ ability to dispute such Claims in accordance with Section 7 of the Plan and applicable non-bankruptcy law, and (ii) all DIP Claims shall be Allowed and, other than the Roll-Up DIP Claims, paid in full in Cash on the Effective Date.  In accordance with Section 5.6 of the Plan, on the Effective Date, Roll-Up DIP Claims, plus accrued and unpaid interest at the non-default contract rate under the Prepetition Credit Agreement, shall automatically be deemed to be amounts outstanding under the Exit Term Loan.

W.                                 Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)).  Class 2 (Prepetition Lender Claims) voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

X.                                    Prepetition Lender Claims of Debtors or Non-Debtor Affiliates.  All Prepetition Lender Claims held by the Debtors or any affiliate of the Debtors are deemed waived and not Allowed.

Y.                                    Feasibility (11 U.S.C. § 1129(a)(11)).  The information in the Disclosure Statement, the Weinsten Declaration, the Elsenbast Declaration, and the evidence proffered or adduced at the Combined Hearing (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtors being able to meet their financial obligations under the Plan and their business in the ordinary course and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

Z.                                     Payment of Fees (11 U.S.C. § 1129(a)(12)).  All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Code, have been or will be paid on or before the Effective Date pursuant to Section 12.1 of the Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

AA.                 Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  The Debtors have no obligations with respect to retiree benefits.  Accordingly, section 1129(a)(13) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

BB.                 No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation.  Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

CC.                 Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)).  The Debtors are not individuals, and accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

DD.                 No Applicable Non-bankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).  The Debtors are each a moneyed, business, or commercial corporation, and accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

EE.                   No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)).   Class 7 (Series B Preferred Interests in LodgeNet Interactive) and Class 8 (Interests in LodgeNet Interactive) are deemed to have rejected the Plan.  Based upon the evidence proffered, adduced, and presented by the Debtors at the Combined Hearing, the Plan does not discriminate unfairly with respect to and is fair and equitable with respect to the aforementioned Classes, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code, because no holder of any interest that is junior to each such Class will receive or retain any property on account of such junior interest, and no holder of a Claim in a Class senior to such Classes is receiving more than 100% on account of its Claim.  Thus, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by these Classes.

FF.                     Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan filed in each of these cases, and accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

GG.                 Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act and no governmental entity has objected to the confirmation of the Plan on any such grounds.  The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

HH.               Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Bankruptcy Court in these Chapter 11 Cases, including evidence presented at the Combined Hearing, the Debtors, the Reorganized Debtors, Colony Capital, the Purchasers, the DIP Lenders, the DIP Agent, the Administrative Agent and any signatory to the Plan Support and Lock-Up Agreement, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents and their respective attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, the Local Rules, the Guidelines, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the

Bankruptcy Code and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and, to the extent such parties are listed therein, the exculpation provisions set forth in Section 10.8 of the Plan.

II.                         Satisfaction of Confirmation Requirements.  Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

JJ.                         Implementation.  All documents necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith and at arms’ length and shall, upon completion of documentation and execution (including the documentation of the Exit Term Loan and Exit Revolver), be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

KK.               Executory Contracts and Unexpired Leases.  Following consultation with the Purchasers, the Debtors have exercised reasonable business judgment in determining whether to assume or reject executory contracts and unexpired leases pursuant to Section 8.1 of the Plan.  Each assumption of an executory contract or unexpired lease pursuant to Section 8.1 of the Plan shall be legal, valid, and binding upon the Debtors or Reorganized Debtors and their successors and assigns and all non-Debtor parties and their successors and assigns to such executory contract or unexpired lease, all to the same extent as if such assumption have been effectuated pursuant to an order of the Bankruptcy Court under section 365 of the Bankruptcy Code entered before entry of this Confirmation Order.  Moreover, the Debtors have appropriately Cured, or provided adequate assurance that the Debtors or Reorganized Debtors or their successors and assigns, as applicable, will Cure, defaults (if any) under or relating to each of the executory contracts and unexpired leases that are being assumed by the Debtors pursuant to the Plan.

LL.                   Injunction, Exculpation, and Releases.  The Bankruptcy Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the injunctions or stays, injunction against interference with the Plan, releases, and exculpation set forth in Sections 10.4, 10.5, 10.6, 10.7, and 10.8 of the Plan, respectively.  Section 105(a) of the Bankruptcy Code permits issuance of the injunction and approval of the unopposed releases set forth in Sections 10.4, 10.5, 10.6, 10.7, and 10.8 of the Plan, respectively, if, as has been established here based upon the record in the Chapter 11 Cases and the evidence presented at the Combined Hearing, such provisions (i) were given in exchange for good and valuable consideration, (ii) were integral to the agreements among the various parties in interest, as reflected in the Plan Support and Lock-Up Agreement, Investment Agreement, Exit Loan Agreement, and Exit Revolver Agreement, and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (iii) confer substantial benefits on the Debtors’ Estates, (iv) are fair, equitable and reasonable, and (v) are in the best interests of the Debtors, their Estates, and parties in interest.  Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the injunctions, releases, and exculpation set forth in the Plan and implemented by this Confirmation Order are fair, equitable, reasonable, and in the best interests of the Debtors, the Reorganized Debtors and their Estates, creditors and equity holders.  The releases of non-Debtors under the Plan are fair to holders of Claims, are necessary to the proposed reorganization, and are given in exchange for, and are supported by, fair, sufficient, and adequate consideration provided by each and all of the parties receiving such releases.  The exculpations granted under the Plan are reasonable in scope as the exculpation provision does not relieve any party of liability for an act or omission to the extent such act or omission is the result of willful misconduct or gross negligence.  The record of the Combined Hearing and these Chapter 11 Cases is sufficient to support the injunctions, releases, and exculpation provided for in Sections 10.4, 10.5, 10.6, 10.7, and 10.8 of the Plan.  Accordingly, based upon the record of these Chapter 11 Cases, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Combined Hearing, this Bankruptcy Court finds that the injunctions, exculpation, and releases set forth in Section 10 of the Plan are consistent with the Bankruptcy Code and applicable law.  The failure to implement the injunctions, exculpation, and releases would seriously impair the Debtors’ ability to confirm the Plan.

MM.           Settlement with DIRECTV.  After extensive, good-faith negotiations between, among others, the Debtors and DIRECTV, the Debtors have determined that entry into a settlement with DIRECTV, as set forth in Section 5.4 of the Plan pursuant to the Procedures Agreement, dated as of February 22, 2013, among DIRECTV LLC, Col-L Acquisition, LLC and LodgeNet Interactive (the “Procedures Agreement”), which is included in the Plan Supplement, is in the best interest of the Debtors, their Estates, and their creditors.  Subject to entry of this Confirmation Order, LodgeNet Interactive has all of the power and authority necessary to consummate the transactions completed by the Procedures Agreement, including, but not limited to, entry into the DIRECTV Agreement.  No consents or approvals, other than those expressly provided for in the Procedures Agreement, the DIRECTV Agreement, or this Confirmation Order, are required for the Debtors to close and consummate such transactions.  The Procedures Agreement was proposed and entered into by the Debtors and DIRECTV without collusion, after good faith, arms’ length bargaining.  The financial accommodations to be extended by DIRECTV, as contemplated by the DIRECTV Agreement, are being extended in good faith, for legitimate business purposes, are reasonable, and shall not be subject to recharacterization for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any other applicable non-bankruptcy law.  The DIRECTV Agreement and related documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors enforceable in accordance with their terms.  Upon the extension of credit under the DIRECTV Agreement, all of the liens and security interest to be granted in accordance with the DIRECTV Agreement shall be deemed approved and shall be legal, valid, binding, and enforceable liens on the collateral for financings entered into under the DIRECTV Agreement.  The security interests and liens granted in accordance with the DIRECTV Agreement and related financing documents shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.  The Debtors and/or Reorganized Debtors and the persons granted such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order.

NN.                 Good Faith.  The Debtors, Colony Capital, the Purchasers, the lenders and the agents under the Exit Term Loan, and the lenders and agents under the Exit Revolver, and all of their respective members, officers, directors, agents, financial advisers, attorneys, employees, equity holders, partners, affiliates, and representatives will be acting in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby and (ii) take the actions authorized and directed by this Confirmation Order.

OO.                 Exit Financing.  Upon diligent inquiry and following consultation with the Purchasers, the Debtors have determined that the Exit Loan Agreement and Exit Revolver Agreement (together, the “Exit Financing”) are the best financing alternatives available to the Debtors.  The Exit Financing has been negotiated in good faith and on an arms’ length basis and each party thereto may rely upon the provisions of this Confirmation Order in closing the Exit Financing.  The availability of Exit Financing is necessary to the consummation of the Plan and the operation of the Reorganized Debtors, and constitutes reasonably equivalent value and fair consideration.  The terms and conditions of the Exit Loan Agreement are described in the Exit Term Loan Term Sheet, annexed as Exhibit A to the Plan.  The Exit Revolver will be entered into on terms reasonably acceptable to Purchaser Representative and Requisite Lenders and consistent with the Commitment Letter, dated March 4, 2013 among the Debtors and Bank of America, N.A., and the Term Sheet attached thererto.  The terms of the Exit Financing are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, are supported by reasonably equivalent value and fair consideration, and are in the best interests of the Debtors’ Estates and their creditors.  The execution, delivery, or performance by the Debtors or Reorganized Debtors, as the case may be, of any documents in connection with the Exit Financing, in accordance with the Exit Term Loan Term Sheet, Exit Loan Agreement, or Exit Revolver Agreement, as applicable, and compliance by the Debtors or Reorganized Debtors, as the case may be, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.  The financial accommodations to be extended pursuant to the Exit Financing documents are being extended in good faith, for legitimate business purposes, are reasonable, and shall not be subject to recharacterization for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any other applicable non-bankruptcy law.  The Exit Financing documents, any associated fee letters, and any definitive loan documentation, shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors enforceable in accordance with their terms.  On the Effective Date, all of the liens and security interest to be granted in accordance with the Exit Financing documents shall be deemed approved and shall be legal, valid, binding and enforceable liens on the collateral for the Exit Financing.  The security interests and liens granted in accordance with the Exit Financing documents shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.  The Debtors and/or Reorganized Debtors and the persons granted such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order.  All fees, costs, and expenses paid by the Debtors or to be paid (if any) by the Reorganized Debtors in connection with the Exit Financing are hereby ratified and approved.

PP.                     Conditions Precedent to Effective Date.  The conditions precedent to the Effective Date set forth in Section 9.1 of the Plan may be waived in writing by the Debtors (with the prior consent of Purchaser Representative in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement, and the Requisite Consenting Lenders in accordance with the requisite Consenting Lender’s consent rights set forth in the Plan Support and Lock-Up Agreement), solely without notice or order of the Bankruptcy Court.

QQ.                 Retention of Jurisdiction.  The Bankruptcy Court may properly, and upon the Effective Date shall, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Section 11 of the Plan and section 1142 of the Bankruptcy Code.

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.                            Findings of Fact and Conclusions of Law.  The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.  To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.                            Combined Notice.  The Combined Notice complied with the terms of the Scheduling Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, and applicable non-bankruptcy law.

3.                                      Solicitation.  The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, and applicable non-bankruptcy law.

4.                                      Ballots.  The form of Ballot annexed to the motion to approve the Solicitation Procedures is adequate and appropriate, is in compliance with Bankruptcy Rule 3018(c) and the Guidelines, conforms to Official Form No. 14, and is approved in all respects.

5.                                      The Disclosure Statement.  The Disclosure Statement (a) contains adequate information of a kind generally consistent with the disclosure requirements of applicable non-bankruptcy law, including the Securities Act, (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and (c) is approved in all respects.  To the extent that the Debtors’ solicitation of acceptances of the Plan is deemed to constitute an offer of new securities, the Debtors are exempt from the registration requirements of the Securities Act (and of any equivalent state securities or “blue sky” laws) with respect to such solicitation under section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.  Section 4(a)(2) exempts from registration under the Securities Act all “transactions by an issuer not involving any public offering.”  15 U.S.C. § 77d(2).  The Debtors have complied with the requirements of section 4(a)(2) of the Securities Act and Regulation D thereunder, as the prepetition solicitation of acceptances would constitute a private placement of securities.  The solicitation to creditors was made only to those creditors who are “Accredited

Investors” as defined in Regulation D under the Securities Act, as creditors were required to certify on their Ballots that they were accredited investors.

6.                                      Confirmation of the Plan.  The Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code.  The documents contained in the Plan Supplement are authorized and approved.  The terms of the Plan are incorporated by reference into and are an integral part of this Confirmation Order.

7.                                      Objections.  The Objections of Mohawk Capital LLC and 10th Avenue Media, LLC in opposition to, the Plan and/or the Disclosure Statement, respectively, hereby are, overruled in their entirety for the reasons stated on the record.  The objections of Grapevine Collevyille ISD, et al. and the Texas Ad Valorem Taxing Jurisdictions have been resolved consensually.

8.                                      Binding Effect.  Pursuant to section 1141 and the other applicable provisions of the Bankruptcy Code, on or after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the provisions of the Plan (including the exhibits thereto and all documents and agreements executed pursuant thereto or in connection therewith), and this Confirmation Order shall bind the Debtors, the Reorganized Debtors, all holders of Claims and Interests of the Debtors (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted or are deemed to have accepted the Plan), any other person giving, acquiring, or receiving property under the Plan, any and all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, any other party in interest in the Chapter 11 Cases, and the respective heirs, executors, administrators, successors, or assigns, if any, of any of the foregoing.  On the Effective Date, all settlements, compromises, releases, waivers, discharges, exculpations, and injunctions set forth in the Plan shall be effective and binding on Persons who may have had standing to assert any settled, compromised, released, waived, discharged, exculpated, or enjoined Causes of Action after the Effective Date.

9.                                      Free and Clear.  From and after the Effective Date, the Reorganized Debtors shall be vested with all property of the respective Estates, free and clear of all Claims, Liens, encumbrances, charges and other interests, except as and to the extent provided pursuant to the Plan, this Confirmation Order, the Exit Loan Agreement, the Exit Revolver Agreement, and the Amended and Restated Guarantee and Collateral Agreement.  From and after the Effective Date, the Reorganized Debtors may operate each of their businesses and use, acquire or dispose of property free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Rules, the Bankruptcy Court, or the United States Trustee (except for quarterly operating reports and fees associated therewith).

10.                               DIP Claims.  On the Effective Date, all DIP Claims shall be Allowed and, other than any Roll-Up DIP Claims, paid in full in Cash on the Effective Date.  In accordance with Section 5.6 of the Plan, all Roll-Up DIP Claims shall be deemed to be outstanding amounts under the Exit Term Loan.  Upon payment or satisfaction in full of all Allowed DIP Claims in accordance with the Plan, all Liens and security interests granted to secure such obligations shall be terminated and of no further force or effect.  Notwithstanding any provision of the Confirmation Order or the Plan, all obligations of the Debtors (if any) to the DIP Agent and the DIP Lenders under the DIP Loan Agreement which are expressly stated in the DIP Loan Agreement as surviving such agreement’s termination (including, without limitation, indemnification and expense reimbursement obligations) shall, as so specified, survive without prejudice and remain in full force and effect.  On the Effective Date and upon the payment of all

Allowed DIP Claims in full in Cash and the conversion of the Roll-Up DIP Claims, the commitments (if any) under the DIP Loan Agreement shall be terminated.

11.                               Sources of Consideration for Plan Distributions.  All consideration necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances of the Debtors, the purchase price specified in the Investment Agreement, the Exit Term Loan, the Exit Revolver, and the operations of the Debtors or the Reorganized Debtors.  The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.

12.                               Implementation of the Plan.  The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements, including those contained in the Plan Supplement, and take such other actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan, including all such actions delineated in Section 5 of the Plan.  The approvals and authorizations set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of the Debtors or the Reorganized Debtors or any officer or director thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order, to the extent consistent with the Investment Agreement and the Plan Support and Lock-Up Agreement.  On the Effective Date, the appropriate officers or representatives of the Reorganized Debtors and members of the boards of directors of the same are authorized and empowered to issue, execute, file and deliver or record such documents, contracts, instruments, releases and other agreements contemplated by the Plan, in the name of and on behalf of the Reorganized Debtors.  On the Effective Date, the terms of the current members of the boards of directors of each of the Debtors shall be deemed to have expired.  The boards of directors of the Reorganized Debtors shall, as of the Effective Date, consist of the individuals identified in the Plan Supplement and in paragraph R hereof, without the need for any further action.

13.                               Issuance of New Common Stock and New Warrants.  Reorganized LodgeNet Interactive is authorized to issue the New Common Stock and warrants to purchase New Common Stock to the Purchasers and the persons designated as warrant holders under the Investment Agreement.  The New Common Stock and warrants to purchase New Common Stock shall be, upon execution and delivery, legal, valid, and binding obligations of Reorganized LodgeNet Interactive and enforceable against Reorganized LodgeNet Interactive in accordance with their terms.

14.                               Settlement with DIRECTV.  On the Effective Date, pursuant to Bankruptcy Rule 9019, the Procedures Agreement is approved and LodgeNet Interactive is hereby authorized and directed to consummate the transactions set forth therein.  Except with respect to enforcing the terms of the Procedures Agreement, DIRECTV Agreement, or this Confirmation Order, no person shall take any action to prevent, enjoin or otherwise interfere with the consummation of the transactions set forth in the Procedures Agreement.  On or (as applicable) prior to the Effective Date, the Debtors or Reorganized Debtors, as applicable, will be authorized to and directed to issue, execute, and deliver the agreements, documents, and instruments contemplated by the Procedures Agreement or the Plan (or necessary or desirable to effect the transaction contemplated by the Procedures Agreement or the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, any and all agreements, documents, and instruments related to the foregoing, all to the extent provided in the Investment Agreement.  Such authorizations and approvals will be effective notwithstanding any requirements under non-bankruptcy law.  The transactions contemplated by the Procedures Agreement have been undertaken by the Debtors and DIRECTV in good faith.  There is no legal or equitable reason to delay the transactions contemplated by the Procedures Agreement.

15.                               Compliance with Section 1123(a)(6) of the Bankruptcy Code.  The amended certificate of incorporation of LodgeNet Interactive and the terms governing the issuance of the New Common Stock and warrants to purchase New Common Stock comply in all respects with section 1123(a)(6) of the Bankruptcy Code, and are hereby approved.  The adoption and filing by Reorganized LodgeNet Interactive of the amended certificate of incorporation of LodgeNet Interactive is hereby authorized, ratified, and approved.  The Debtors have complied in all respects, to the extent necessary, with section 1123(a)(6) of the Bankruptcy Code.

16.                               Exemption from Securities Law.  The issuance of and the distribution of (i) New Common Stock to Purchasers, and any designees, under Section 5.2 of the Plan, and (ii) warrants to purchase New Common Stock to entities as provided on Schedule C to the Investment Agreement under Section 5.2 of the Plan shall be exempt from registration under the Securities Act of 1933, as amended, and other applicable securities laws without further act or action by any Person pursuant to section 4(a)(2) of the Securities Act of 1933, as amended.

17.                               Cancellation of Existing Securities and Agreements.  On the Effective Date, except for executory contracts and unexpired leases that have been assumed by the Debtors, all of the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all credit agreements, and notes evidencing such

Claims, (b) the Interests in LodgeNet Interactive, (c) any options or warrants to purchase Interests of LodgeNet Interactive, or obligating such Debtors to issue, transfer or sell Interests or any other capital stock of such Debtors, shall be amended, restated, substituted for or cancelled, as the case may be as set forth in the Plan, other than for purposes of evidencing a right to distributions under the Plan with respect to executory contracts or unexpired leases which have not been assumed by the Debtors.

18.                     Cancellation of Liens.  Except as otherwise specifically provided in the Plan with respect to Classes 2 and 3, any Lien securing any Secured Claim shall be released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

19.                     Subordination.  Except as otherwise expressly provided in the Plan, this Confirmation Order, or a separate order of this Bankruptcy Court, the classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.  All subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, the distributions under the Plan to the holders of Allowed Claims will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

20.                               Assumption of Contracts and Leases.  Pursuant to Section 8.1 of the Plan, effective as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties are deemed assumed, pursuant to section 365 of the Bankruptcy Code, except for an executory contract or unexpired lease that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on the schedule of contracts and leases filed prior to commencement of the Combined Hearing, (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors, each under section 365 of the Bankruptcy Code before the entry of this Confirmation Order, or (d) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), the proposed postpetition interest rate set based on the Federal Judgment Rate, or other issues related to the assumption of the contract or lease (a “Cure Dispute”).  This Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365(b) and 1123(b) of the Bankruptcy Code approving the contract or lease assumptions or rejections described above, effective as of the Effective Date, and all objections, if any, are overruled.

21.                               Rejection of Contracts and Leases.  Pursuant to Section 8.1 of the Plan, effective as of the Effective Date, all executory contracts and unexpired leases identified in the Plan Supplement and on Exhibit C hereto, are rejected pursuant to section 365 of the Bankruptcy Code; provided however, with respect to leases of real and personal property, if the Debtors have paid all amounts under the terms of a lease in advance for the month of March 2013, the Debtors are entitled to remain in the premises and use the personal property until March 31, 2013; provided further that to the extent that prior to the date hereof the Debtors have sought to terminate any executory contract or unexpired lease in accordance with the terms thereof, and have identified such contract or lease as subject to termination on the list of rejected contracts in the Plan Supplement and on Exhibit C hereto, such contract or lease shall not be deemed rejected if the contract is actually terminated after the expiration of any required notice period in such contract or lease.  In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after the later of (i) the date of entry of an order by the Bankruptcy Court approving such rejection, or (ii) the date of the filing of a notice by the Debtors after the Effective Date indicating such rejection in accordance with Section 8.2 of the Plan.  The Debtors shall serve a notice of rejection (the “Rejection Notice”), substantially in the form attached hereto as Exhibit D, on any party to an executory contract or unexpired lease within two (2) Business Days of the entry of this Confirmation Order identifying the rejected contract or lease and providing the form, manner, and deadline for filing any Claim for damages resulting from such rejection.  This Confirmation Order shall constitute an order of the Bankruptcy Court approving the form of Rejection Notice in its entirety.

Notice of Assumption and Cure Amounts.  To the extent that an objection to assumption, Cure, “adequate assurance of future performance,” the proposed postpetition interest rate set based on the Federal Judgment Rate, or other issues related to assumption of the contract or lease was filed within fifteen (15) days of service by the Debtors of notice of intent to assume or reject (the “Assumption/Cure Response Deadline”), and properly served on the Debtors with respect to the assumption of any contract or lease, then any Cure Dispute that was not scheduled for a hearing by the Bankruptcy Court on or before the date of the Combined Hearing shall be scheduled for a later date as may be determined by the Bankruptcy Court.  Following resolution of a Cure Dispute by Final Order of the Bankruptcy Court, the contract or lease shall be deemed assumed effective as of the Effective Date, provided, however, that the Debtors reserve the right to reject any such executory contract or unexpired lease following entry of a Final Order of the Bankruptcy Court resolving any such Cure Dispute, by filing a notice indicating such rejection within three (3) Business Days of the entry of such Final Order.  The Debtors continued to serve Cure notices during these Chapter 11 Cases as additional contracts and leases were identified.  With respect to the parties that were served with notices of proposed Cure amounts with the 15-day objection deadlines established by the notice to be a date that occurs after the date of this Confirmation Order, to the extent any such party objects to the Cure, “adequate assurance of future performance,” the proposed postpetition interest rate set based on the Federal Judgment Rate, or other issues related to assumption of the contract, such party shall be the subject of a Cure Dispute and treated in accordance with this paragraph regarding the resolution of such Cure Dispute.

22.                               To the extent that an objection was not filed and properly served on the Debtors with respect to the assumption of a contract or lease prior to the applicable Assumption/Cure Response Deadline, including any deadlines that occur after the date of this Confirmation Order, then the counterparty to such contract or lease shall be deemed to have assented to (i) the Cure amount (plus postpetition interest calculated at the Federal Judgment Rate) proposed by the Debtors and (ii) the assumption of the applicable executory contract or unexpired lease, notwithstanding any provision of such contract that (a) prohibits, restricts or conditions the transfer or assignment of such contract or (b) terminates or permits the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or a change in the ownership or control of LodgeNet Interactive contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminated or modifying such contract on account of transactions contemplated by the Plan.

23.                               Assumption of Investment Agreement. LodgeNet Interactive hereby assumes the Investment Agreement as of the date hereof pursuant to section 365 of the Bankruptcy Code; provided that, if LodgeNet Interactive or any if its affiliates breaches the Investment Agreement prior to the Effective Date, Claims for damages, if any, relating to such breach against LodgeNet Interactive or any of its debtor affiliates by any non-LodgeNet Interactive party to the Investment Agreement shall not be entitled to status as Administrative Expense Claims against the Estate of LodgeNet Interactive or any of its debtor affiliates.

24.                               Conditions to Effective Date.  The Plan shall not become effective unless and until the conditions set forth in Section 9.1 of the Plan have been satisfied or waived pursuant to Section 9.2 of the Plan.  In the event that one or more of the conditions specified in Section 9.1 of the Plan have not occurred and the Effective Date has not occurred by the date that is thirty (30) days after the Confirmation Date or otherwise waived pursuant to Section 9.2 of the Plan, (i) this Confirmation Order shall be of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all holders of Claims (including DIP Claims) and

Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; (iv) all of the Debtors’ obligations with respect to the Claims (including DIP Claims) and Interests shall remain unaffected by the Plan and nothing contained in the Plan or in this Confirmation Order shall constitute or be deemed a waiver or release of any Claims (including DIP Claims) or Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors; (v) and the Plan shall be deemed withdrawn.

25.                               Effect of Termination of Investment Agreement.  Upon the termination of the Investment Agreement at any time prior to the Effective Date, (i) the Plan shall automatically be null and void; (ii) all votes cast in respect of the Plan shall automatically be null and void and deemed withdrawn; and (iii) all of the Debtors’ obligations with respect to the Claims and the Interests shall remain unchanged by the Plan and nothing contained therein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.

26.                               Effect of Termination of Plan Support and Lock-Up Agreement.  Upon the termination of the Plan Support and Lock-Up Agreement at any time prior to the Effective Date, (i) the Plan shall automatically be null and void; (ii) all votes cast in respect of the Plan shall automatically be null and void and deemed withdrawn; and (iii) all of the Debtors’ obligations with respect to the Claims and the Interests shall remain unchanged by the Plan and nothing contained therein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.

27.                               Professional Compensation.  Except as provided in Sections 2.1 and 2.2 of the Plan, all entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is thirty (30) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred (a “Final Fee Application”) and (b) be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  Notice of a hearing (the “Final Fee Hearing”) on the Final Fee Applications shall be provided in accordance with the Bankruptcy Rules and Local Rules.  The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

28.                               Objections to Final Fee Applications.  All objections to any Final Fee Applications shall be filed with the Bankruptcy Court, together with proof of service thereof, and served upon the applicant and the parties identified in Section 12.11 of the Plan, so as to be received not later than 4:00 p.m. prevailing Eastern Time on the date that is five (5) Business Days prior to the Final Fee Hearing.

29.                               Administrative Expenses.  Subject to the terms and conditions of any interim or final order of the Bankruptcy Court authorizing the use of cash collateral and the DIP Order, administrative expenses incurred by the Debtors or the Reorganized Debtors after the Effective Date, including Restructuring Expenses and Claims for professionals’ fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval subject to the Investment Agreement.

30.                               Discharge.  As of the Effective Date, the confirmation of the Plan shall, pursuant to Section 10.3 of the Plan and except as otherwise provided in the Plan, (a) discharge and release all Claims against or Interests in the Debtors of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtors or any of their assets, property or Estates; (b) bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) satisfy, discharge, and release in full all Claims and Interests, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) preclude all entities from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other claims or interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estates or properties or interests in property, and except as provided otherwise in the Plan, all persons or entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

31.                               Releases by the Debtors.  Except for the right to enforce the Plan, the Debtors, the Reorganized Debtors, and the Estates shall, effective upon the occurrence of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, be deemed to release and discharge the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Support and Lock-Up Agreement, the Investment Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement, or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this

Confirmation Order or the Plan shall be construed to release any party or entity from intentional fraud or criminal conduct as determined by Final Order.  Notwithstanding the foregoing or anything else in the Plan or this Confirmation Order, nothing herein shall adversely affect the right of any party in interest to object to Claims pursuant to Section 7.2 of the Plan or adversely affect the basis or grounds for any such objection or of any defense or response thereto.

32.                               Releases by Holders of Claims and Interests.  Except for the right to enforce the Plan, each Releasing Party shall, effective upon the occurrence of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Support and Lock-Up Agreement,

the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement, the Investment Agreement, or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this Confirmation Order or the Plan shall be construed to release any party or entity from intentional fraud or criminal conduct as determined by Final Order.

33.                               Release and Exculpation Provisions.  All release and exculpation provisions embodied in the Plan, including but not limited to those contained in Sections 10.6, 10.7 and 10.8 of the Plan, are (i) integral parts of the Plan, (ii) fair, equitable and reasonable, (iii) appropriate in scope, (iv) given for good and valuable consideration and (v) are in the best interest of the Debtors and all parties in interest, and such provisions are approved and shall be effective and binding on all persons and entities, to the extent provided therein.

34.                               Retention of Causes of Action/Reservation of Rights.

(a)                                 Except as otherwise provided in the Plan, including in Sections 10.5, 10.6, 10.7 and 10.8 of the Plan, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any person or entity without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ Estates; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties except as provided in paragraphs 28 and 31 hereof.  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(b)                                 Except as otherwise provided in the Plan, including in Sections 10.5, 10.6, 10.7 and 10.8 of the Plan, nothing contained in the Plan or this Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff or other legal or equitable defense which the Debtors had immediately before the Petition Date, against or with respect to any Claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties except as provided in paragraphs 28 and 31 hereof.  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses which they had immediately before the Petition Date with respect to any Claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

35.                               Term of Injunctions or Stays.  Pursuant to Sections 10.4 and 10.5 of the Plan, this Confirmation Order shall, except as provided in Section 7 of the Plan, constitute an injunction from and after the Effective Date, permanently enjoining all Persons or entities who have held, hold or may hold Claims against or Interests in any Debtor from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Interest, and (v) pursuing any Claim exculpated or released pursuant to Sections 10.6, 10.7, and 10.8 of the Plan.  Pursuant to Section 10.4 of the Plan, unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

36.                               Modification of the Stay for Prepetition Actions.  Nothing in the Plan or in this Confirmation Order other than in respect of any executory contract, will affect in any respect the rights of any entity in respect of any complaint filed or action otherwise commenced against the Debtors prior to the Petition Date that was continuing as of the Petition Date to, on and after the Effective Date, prosecute such action in the court in which such action was commenced.  To the extent that an entity is successful either in prosecuting such an action or settling such an action, such entity will be deemed to have an Allowed General Unsecured Claim as of the date of such settlement or successful prosecution of the action and shall be afforded the treatment set forth in Section 4.4 of the plan and afforded to all other holders of Allowed General Unsecured Claims or to seek to collect amounts sought in connection with such action.

37.                               Indemnification Obligations.  Pursuant to Section 8.5 of the Plan, subject to the occurrence of the Effective Date, the obligations of the Debtors pursuant to their corporate charters, bylaws, or other organizational documents to indemnify current and former officers, directors, agents and/or employees with respect to all present and future actions or omissions, suits and proceedings against the Debtors or such directors, officers, agents and/or employees, based upon any act or omission occurring at or prior to the Effective Date for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.  After the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

38.                               Survival of Other Employment Arrangements.  Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Effective Date (including any assumption or rejection authorized by this Confirmation Order), all employee compensation and benefit plans entered into before the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan.  The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, and entry of this Confirmation Order, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.  Notwithstanding anything in the Plan to the contrary, any equity incentive plans of any of the Debtors, and any stock option, restricted stock or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and the Debtors shall have no liability or responsibility in respect of such equity interests.

39.                               Insurance Policies.  All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of this Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and, on the Effective Date, shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall revest in the Reorganized Debtors.

40.                               Workers’ Compensation Programs.  Except as otherwise expressly provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs and plans regarding or relating to workers’ compensation and workers’ compensation insurance.  All such contracts and agreements are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a Cure amount of zero ($0).

41.                               Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28 of the United States Code, shall be paid as and when due or otherwise pursuant to an agreement between the Reorganized Debtors and the United States Department of Justice, Office of the United States Trustee, until such time as a chapter 11 case for a Debtor shall be closed.

42.                               Intercompany Claims.  Notwithstanding anything to the contrary herein (except for Prepetition Lender Claims held by any Debtor or affiliate of a Debtor which shall be waived and disallowed), on or after the Effective Date, any debts held by a Debtor or an affiliate of a Debtor against another Debtor, other than the Intercompany Claims, will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise) paid, continued, or discharged to the extent reasonably determined by the Debtors, taking into account the economic condition of the applicable Reorganized Debtor.

43.                               Compliance with Tax Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributed thereunder, any party issuing any instruments or making any distribution under the Plan, including any party described in Sections 5.3, 5.5, 5.6, 6.3 and 6.6 thereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instruments or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

44.                               Exemption from Transfer Taxes.  Pursuant to section 1146(a) of the Bankruptcy Code, (a) any issuance, transfer or exchange of notes or equity securities under the Plan, (b) the creation of any mortgage, deed of trust or other security interest (including relating to the Exit Term Loan and Exit Revolver), or (c) the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment.  Pursuant to this Confirmation Order, the appropriate state or local governmental officials or agents shall (a) forego the collection of any such tax or governmental assessment and (b) accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.  Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

45.                               Reservation of Rights of Certain Texas Ad Valorem Taxing Jurisdictions. The tax liens of the taxing jurisdictions identified in the (i) Objection to the Amended Plan of Reorganization of LodgeNet Interactive Corporation, et al. under Chapter 11 of the Bankruptcy Code, [ECF No. 181] and (ii) Objection to Confirmation of Amended Plan of Reorganization of LodgeNet Interactive Corporation, et al. Under Chapter 11 of the Bankruptcy Code, [ECF No. 188], for the 2013 tax year shall be expressly retained until the payment of the 2013 taxes, plus any penalties and interest that may accrue thereon, in the ordinary course.

46.                               Documents, Mortgages, and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Confirmation Order.

47.                               Reversal/Stay/Modification/Vacatur of Confirmation Order.  Except as otherwise provided in this Confirmation Order, if any or all of the provisions of this Confirmation Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Bankruptcy Court, or any other court, such reversal, stay, modification or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtors or the Reorganized Debtors, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur.  Notwithstanding any such reversal, stay, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

48.                               Retention of Jurisdiction.  Notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, pursuant to sections 105 and 1142 of the Bankruptcy Code, this Bankruptcy Court, except as otherwise provided in the Plan or herein, shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases to the fullest extent as is legally permissible, including, but not limited to, jurisdiction over the matters set forth in Section 11 of the Plan.

49.                               Modifications and Amendments.  Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors (with the prior written consent of Purchaser Representative, which consent shall be subject to being withheld on the basis set forth in the Investment Agreement, and the Requisite Consenting Lenders, which consent shall be subject to being withheld on the basis set forth in the Plan Support and Lock-Up Agreement) at any time prior to the Effective Date.  Furthermore, without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, with the prior written consent of Purchaser Representative, which consent shall be subject to being withheld on the basis set forth in the Investment Agreement, and the Requisite Consenting Lenders, which consent shall be subject to being withheld on the basis set forth in the Plan Support and Lock-Up Agreement, are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement, and any other document that is necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan.

50.                               Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent.  The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

51.                               Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan, the Plan Supplement, or the Exit Financing documents provides otherwise (in which case the governing law specified therein shall be applicable to such document), the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws.

52.                               Applicable Non-bankruptcy Law.  Pursuant to section 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan and related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

53.                               Waiver of Filings.  Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Bankruptcy Court or the Office of the U.S. Trustee (except for monthly operating reports or any other post-confirmation reporting obligation to the U.S. Trustee), is hereby waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

54.                               Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

55.                               Notice of Confirmation Order.  In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtors shall serve notice of the entry of this Confirmation Order, substantially in the form annexed hereto as Exhibit B, to all parties who hold a Claim or Interest in these cases, all parties to executory contracts and unexpired leases with the Debtors, and all other Interested Parties, including the U.S. Trustee, and shall publish such notice in The Wall Street Journal and the Argus Leader.  Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of entry of this Confirmation Order.

56.                               Waiver of Section 341(a) Meeting.  As of the date of this Confirmation Order, the Section 341(a) Meeting has not been convened.  The convening of the Section 341(a) Meeting is hereby waived in accordance with Part VII.B. of the Guidelines.

57.                               Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

58.                               Closing Report.  The Reorganized Debtors shall file a closing report in accordance with Local Rule 3022-1.

59.                               Periodic Status Reports. If the Effective Date has not occurred, the Reorganized Debtors shall file, within 45 days after the date of this Confirmation Order, a status report detailing the actions taken and the progress made toward the consummation of the Plan.

60.                               Case Closing.  The Reorganized Debtors shall file an application for a final decree (the “Final Decree”) closing these Chapter 11 Cases not later than six calendar months from the date of this Confirmation Order.  Nothing shall prejudice the Reorganized

Debtors from seeking an extension of this deadline for cause.  If the Reorganized Debtors fail to seek a Final Decree within six calendar months from the date of this Confirmation Order and it has not obtained an extension by Order of the Bankruptcy Court, the Clerk shall so advise the Judge and an order to show cause may be issued.

61.                               Operating Reports. The Reorganized Debtors shall file post-confirmation operating reports in compliance with the United States Trustee’s Operating Guidelines and Reporting Requirements for Debtors in Possession and Trustees until the entry of (i) a Final Decree closing these Chapter 11 Cases or (ii) an order dismissing or converting the cases to cases under chapter 7 of the Bankruptcy Code.

62.                               Final Order.  This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

63.                               Inconsistency.  To the extent of any inconsistency between this Confirmation Order and the Plan, this Confirmation Order shall govern.  To the extent of any inconsistency between the Investment Agreement and the Plan, prior to the Effective Date, the Investment Agreement shall govern.

64.                               No Waiver.  The failure to specifically include any particular provision of the Plan in this Confirmation Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Bankruptcy Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

Dated: March 7, 2013
New York, New York
/s/ Shelley C. Chapman
HONORABLE SHELLEY C. CHAPMAN UNITED STATES BANKRUPTCY JUDGE

Exhibit A

The Plan

Exhibit B

Notice of Entry of the Confirmation Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------------------------x
:
In re	:	Chapter 11
:
LodgeNet Interactive Corporation, et al.,(1)	:	Case No. 13 — 10238 (SCC)
:
Debtors.	:	(Jointly Administered)
:
--------------------------------------------------------------x

NOTICE OF (I) ENTRY OF ORDER (A) APPROVING THE DEBTORS’
(i) DISCLOSURE STATEMENT PURSUANT TO SECTIONS 1125 AND 1126(b)

OF THE BANKRUPTCY CODE, (ii) SOLICITATION OF VOTES AND VOTING
PROCEDURES, AND (iii) FORM OF BALLOTS, AND (B) CONFIRMING THE

PLAN OF REORGANIZATION OF LODGENET INTERACTIVE

CORPORATION, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY

CODE AND (II) OCCURRENCE OF EFFECTIVE DATE

TO CREDITORS, EQUITY INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that an order (the “Confirmation Order”) of the Honorable [           ], United States Bankruptcy Judge, approving the disclosure statement, solicitation of votes and voting procedures, and form of ballot, and confirming the Amended Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, dated January 26, 2013 (as amended and supplemented, the “Plan”), of LodgeNet Interactive Corporation (“LodgeNet Interactive”) and its affiliated debtors in the above-referenced chapter 11 cases, as debtors and debtors in possession (collectively, the “Debtors”), was entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on [           ], 2013.  Unless otherwise defined in this notice, capitalized terms used herein shall have the meanings ascribed to them in the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order is available for inspection during regular business hours in the office of the Clerk of the Bankruptcy Court.  The Confirmation Order is also available on the internet site of the Debtors’ noticing agent, Kurtzman Carson Consultants LLC, at www.kccllc.net/LodgeNet or by accessing the Bankruptcy Court’s website http://nysb.uscourts.gov.  Please note that a PACER password and login are required to access documents on the Bankruptcy Court’s website.

(1)   The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are:  LodgeNet Interactive Corporation (1161), LodgeNet StayOnline, Inc. (3232), On Command Corporation (5194), The Hotel Networks, Inc. (4919), On Command Video Corporation (8458), Puerto Rico Video Entertainment Corporation (6786), Virgin Islands Video Entertainment Corporation (6611), Spectradyne International, Inc. (9353), LodgeNet Healthcare, Inc. (0337), Hotel Digital Network, Inc. (7245), and LodgeNet International, Inc. (2811).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [             ], 2013.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, any holder of a Claim against, or Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity voted to accept the Plan.

Dated:	New York, New York
[ ], 2013

Gary T. Holtzer
Sylvia Mayer
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
	Telephone:	(212) 310-8000
	Facsimile:	(212) 310-8007

Attorneys for Debtors
and Debtors in Possession

2

Exhibit C

List of Rejected Executory Contracts and Unexpired Leases

Amended and Restated List of Rejected Contracts

1.              Lease- 400 Corporate Circle Lease, Suite A (Golden, CO)

2.              Lease- 1099 Wall Street West Lease, Suite 138 (Lyndhurst, NJ)

3.              Fibenur S.A.- Argentina Technology License, dated May 10, 2007*

4.              Fibenur S.A. - Argentina Support Services & Equipment Supply, dated May 10, 2007*

5.              Fibenur S.A. - Uraguay Technology License, dated June 20, 2005*

6.              Fibenur S.A. - Uraguay Support Services & Equipment Supply, dated June 20, 2005

7.              Share Network Co., Ltd. - Technology License Agreement, dated July 1, 2003*

8.              Share Network Co., Ltd. - Support Services and Equipment Supply Agreement, dated July 1, 2003;

9.              Tridensa - Technology License, undated*

10.       Tridensa - Support Services and Equipment Supply Agreement, undated*

11.       James Naro Employment Agreement — Executive Employment Agreement, dated January 29, 2008;

12.       Elsenbast Employment Agreement — Executive Employment Agreement, dated February 25, 2010;

13.       White Employment Agreement — Executive Employment Agreement, dated February 4, 2008

*  The Debtors are terminating these contracts. As a result of the timing of the termination notice, the Debtors are, without prejudice, in the alternative rejecting the contracts.

Exhibit D

Form of Rejection Notice

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------------------------x
:
In re	:	Chapter 11
:
LodgeNet Interactive Corporation, et al.,(1)	:	Case No. 13 — 10238 (SCC)
:
Debtors.	:	(Jointly Administered)
:
--------------------------------------------------------------x

NOTICE OF REJECTION OF EXECUTORY CONTRACT(S) OR

UNEXPIRED LEASE(S) OF NONRESIDENTIAL REAL PROPERTY

PLEASE TAKE NOTICE that an order (the “Confirmation Order”) [ECF No.   ] of the Honorable [               ], United States Bankruptcy Judge, approving the disclosure statement, solicitation of votes and voting procedures, and form of ballot, and confirming the Amended Plan of Reorganization of LodgeNet Interactive Corporation., et al. Under Chapter 11 of the Bankruptcy Code, dated January 26, 2013 (as amended and supplemented, the “Plan”) [ECF No. 4], of LodgeNet Interactive Corporation (“LodgeNet Interactive”) and its affiliated debtors in the above-referenced chapter 11 cases, as debtors and debtors in possession (collectively, the “Debtors”), was entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on [               ], 2013.  Unless otherwise defined in this notice, capitalized terms used herein shall have the meanings ascribed to them in the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE you are receiving this notice because you are party to one or more executory contracts or unexpired leases with the Debtors, identified in the table below, that, pursuant to the terms of the Plan and Confirmation Order, will be rejected pursuant to section 365 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) effective as of the earlier of (i) the Effective Date or (ii) the date of entry of an order by the Bankruptcy Court approving such rejection.

Counterparty	Executory Contract/Unexpired Lease

PLEASE TAKE FURTHER NOTICE that in the event the rejection of the above-referenced executory contracts and/or unexpired leases by the Debtors results in damages to the counterparty, you must submit, if not heretofore evidenced by a timely filed proof of claim, a

(1)   The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are:  LodgeNet Interactive Corporation (1161), LodgeNet StayOnline, Inc. (3232), On Command Corporation (5194), The Hotel Networks, Inc. (4919), On Command Video Corporation (8458), Puerto Rico Video Entertainment Corporation (6786), Virgin Islands Video Entertainment Corporation (6611), Spectradyne International, Inc. (9353), LodgeNet Healthcare, Inc. (0337), Hotel Digital Network, Inc. (7245), and LodgeNet International, Inc. (2811).

claim for damages arising from such rejection, if any, to Kurtzman Carson Consultants, LLC (“KCC”), the Court-approved claims processing agent, so that such claim is actually received by no later than thirty (30) days after the later of (i) the date of entry of an order by the Bankruptcy Court approving such rejection,(2) or (ii) the date of the filing of a notice by the Reorganized Debtors after the Effective Date indicating such rejection in accordance with Section 8.2 of the Plan (the “Rejection Claims Bar Date”).   Proofs of claim submitted to KCC should be delivered to the following addresses:

LodgeNet Claims Processing Center

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

PLEASE TAKE FURTHER NOTICE that if you do not file a proof of claim by the Rejection Claims Bar Date in the manner set forth in the previous paragraph, any claim for damages resulting from the rejection of such executory contract or unexpired lease by the Debtors or Reorganized Debtors shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns.

PLEASE TAKE FURTHER NOTICE that you may obtain copies of the Plan and Confirmation Order from KCC, the Debtors’ claims and noticing agent, at (877) 709-4750, or may view such documents by accessing KCC’s website at www.kccllc.net/lodgenet or the Court’s website: www.nysb.uscourts.gov.  Note that a PACER (http://www.pacer.psc.uscourts.gov) password and login are needed to access documents on the Court’s website (www.nysb.uscourts.gov).

Dated: March [  ], 2013

(2)   For executory contracts and unexpired leases listed either (i) in the Plan Supplements filed on February 26, 2013 and March 5, 2013 [ECF Nos. 158 and 203] or (ii) on Exhibit C to the Confirmation Order, the date of entry of an order by the Bankruptcy Court approving such rejection shall be the date of the Confirmation Order (i.e. March [  ], 2013).

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